Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of AKOM Inc. on Form S-4 of our report dated April 3, 2025 relating to the financial statements of IX Acquisition Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Hartford, CT

January 15, 2026